EXHIBIT 8.2

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

October 17, 2014

Ventas, Inc.
353 N. Clark Street, Suite 3300
Chicago, Illinois 60654

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Ventas, Inc., a Delaware corporation ("Ventas"), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of American Realty Capital Healthcare Trust, Inc., a Maryland corporation, with and into Stripe Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Ventas ("Merger Sub") with Merger Sub as the surviving corporation.

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz